EXHIBIT 99.1
September 28, 2005
FOR IMMEDIATE RELEASE

Contact:	Warren Antler The Altman Group, Inc. (212) 400-2605
Brantley Capital Corp. Announces the Resignation of Robert Pinkas as Director,
Chairman of the Board and Chief Executive Officer and the Termination of its
Investment Advisory Relationship with Brantley Capital Management, L.L.C.
     New York — September 28, 2005, Brantley Capital Corp. (OTC:BBDC) announced today the resignation of Robert Pinkas as Director, Chairman of the Board and Chief Executive Officer and that its investment advisory relationship with Brantley Capital Management, L.L.C. has terminated. All other individuals employed by Brantley Capital Management, L.L.C. who serve as officers or directors of Brantley Capital Corp. have also resigned from those positions. Phillip Goldstein, a member of the Board, has been elected Chairman of the Board.
     In addition, Brantley Capital Corp. announced the election of Andrew Dakos and Rajeev Das to fill existing vacancies on the Board.
     Brantley Capital Corp. further announced that it is in negotiations with a leading firm specializing in private equity investments to provide it with certain administrative consulting services pending a decision to appoint a new investment adviser, which appointment would be subject to shareholder approval as required by the Investment Company Act of 1940, as amended.
     Phillip Goldstein, the newly-elected Chairman of the Board, stated “The independent directors of Brantley Capital Corp. believe that it is in the best interest of shareholders to engage a new management team with established operations and management expertise.”
     Separately, Brantley Capital Corp. also announced that the Securities and Exchange Commission has issued a formal order of private investigation, arising from its informal inquiry into possible areas of noncompliance with the provisions of the Securities Exchange Act of 1934, the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The order covers substantially the same issues as previously announced by Brantley Capital Corp. Brantley Capital Corp. is cooperating with the Commission in its investigation.
About Brantley Capital Corporation
     Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.
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